UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ABLEST INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ABLEST INC.
1511 N. Westshore Blvd., Suite 900
Tampa, Florida 33607
May 25, 2007
Introductory Statement:
     On or about May 14 2007, we mailed a proxy statement relating to a special meeting of shareholders of Ablest Inc. scheduled for June 7, 2007, to vote on a proposal to approve the Agreement and Plan of Merger, dated as of April 4, 2007 (the “Agreement”), by and among KOOSHAREM CORPORATION, a California corporation (“Parent”), SELECT ACQUISITION, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and ABLEST INC., a Delaware corporation (“Ablest” or the “Company”).
     As previously disclosed, on May 15, 2007, a purported class action complaint was filed in the Court of Chancery of the State of Delaware in and for New Castle County by a plaintiff who is an alleged shareholder of the Company. The complaint, which is styled as Mandell v. Ablest Inc., et al. (Civil Action No. 2958-VCN), names as defendants the Company, its directors, Parent and Merger Sub and alleges, among other things, that the Company’s directors breached their fiduciary duties to the shareholders of the Company in connection with the proposed transaction. Among other relief, the complaint seeks class action status, injunctive relief against consummation of the merger, and payment of attorneys’ fees.
     On May 25, 2007, the parties, including the Company, executed a Memorandum of Understanding to settle the lawsuit. As part of the settlement, the defendants deny all allegations of wrongdoing. The settlement will be subject to customary conditions, including court approval following notice to members of the proposed settlement class and consummation of the merger. If finally approved by the court, the settlement will resolve all of the claims that were or could have been brought on behalf of the proposed settlement class in the action being settled, including all claims relating to the merger, the merger agreement and any disclosure made in connection therewith. In addition, in connection with the settlement, the parties have agreed that plaintiffs’ counsel will petition the court for an award of attorneys’ fees and expenses to be paid by us. The merger may be consummated prior to final court approval of the settlement.
     The settlement will not affect the timing of the merger or the amount of merger consideration to be paid in the merger.
     Pursuant to the proposed settlement, we have agreed to make the amended and supplemental disclosures set forth below; however, the Company does not make any admission that such supplemental disclosures are material. Important information concerning the proposed merger is set forth in our definitive proxy statement dated May 11, 2007 (the “Definitive Proxy Statement”). The Definitive Proxy Statement, which we urge you to read in its entirety, is amended and supplemented by, and should be read as part of, and in conjunction with, the information set forth herein.

Amended and Supplemental Disclosure:
1.	The fifth paragraph on page 11 of the Definitive Proxy Statement is amended to insert the following sentence after the second sentence thereof:

“Foley & Lardner LLP has never been engaged as legal counsel to Parent.”

2.	The second paragraph on page 15 of the Definitive Proxy Statement is subdivided into two paragraphs and amended and restated in its entirety to read as follows:
     From April 4, 2007 through April 19, 2007, the special committee, with the assistance of its financial advisor, Hyde Park Capital, conducted a market survey in an effort to solicit potential superior proposals. During this period, Hyde Park Capital contacted, on behalf of the special committee, 71 potential strategic and financial buyers that Hyde Park Capital, in collaboration with Mr. Roberson and Mr. Foster, had determined likely possessed the means and resources to complete an acquisition of the Company. All but seven of these potential buyers received a short written overview describing the Company and the opportunity available to potential buyers. The potential buyers were also provided notice that additional information and due diligence materials were available to potential buyers in the event they were interested in pursuing a potential transaction constituting a superior proposal and would be willing to sign an appropriate confidentiality agreement. Of the 71 potential buyers contacted, none (other than Party A) executed a confidentiality agreement and none received further, non-public information concerning the Company. Ultimately, none of the identified parties evidenced a serious interest in acquiring the Company at a valuation competitive with the price provided for in the merger agreement, or at all, with the exception of Party A, which had previously submitted a nonbinding proposal to acquire all of the Company’s outstanding shares for a fully-diluted enterprise valuation of $36 million.
     At the behest of the special committee, Hyde Park Capital sought to confirm both Party A’s continued interest in pursuing a possible transaction with Ablest and Party A’s ability to finance such a transaction. Hyde Park Capital sought, but was unable to obtain, an executed written confirmation of Party A’s previously submitted proposal. In addition, in connection with Hyde Park Capital’s evaluation of Party A’s ability to finance a possible transaction at a price higher than the price provided for in the merger agreement, Hyde Park Capital reviewed Party A’s publicly available financial statements and sought to contact, with Party A’s permission, Party A’s proposed financing source. Despite repeated efforts, Hyde Park Capital was unable to contact the proposed financing source. Furthermore, despite repeated requests by Hyde Park Capital, neither Party A nor the proposed financing source delivered an executed financing commitment of any kind. On April 10, 2007, April 17, 2007 and April 20, 2007, the special committee held special telephonic meetings, at which all committee members were present and representatives of Company management, Hyde Park Capital, Raymond James and Foley & Lardner LLP, as well as Mr. Foster, also participated. At these meetings, Hyde Park Capital reviewed with the special committee the status and results of the ongoing market survey process. At the April 17, 2007 meeting, Hyde Park Capital informed the special committee that the contemplated financing for the proposal by Party A had not materialized and, thus, that Party A was no longer interested in pursuing a possible transaction with the Company.
3.	The second full paragraph on page 22 of the Definitive Proxy Statement is hereby amended and restated in its entirety to read as follows:
     For services rendered in connection with the delivery of its opinion, the Company paid Raymond James a customary investment banking fee of $250,000. No portion of this fee was contingent on the consummation of the merger. The Company also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.
4.	The third full paragraph on page 22 of the Definitive Proxy Statement is amended to add the following sentence at the end thereof:

“However, Raymond James has not provided investment banking services in the past to either the Company or Parent.”

5.	A new subsection entitled “The Merger — Certain Financial Projections” is hereby added after the third full paragraph on page 22 of the Definitive Proxy Statement as follows:
Certain Financial Projections
     Although from time to time we have publicly provided limited guidance as to future earnings and other financial performance measures, we do not as a matter of policy generally make public forecasts or projections of future performance or earnings. In connection with our possible sale, however, our management prepared various projections that were provided to Raymond James, which Raymond James then used in connection with its financial analyses described under “—Opinion of Raymond James & Associates, Inc. — Financial Advisor to the Company” beginning on page 17 of the Definitive Proxy Statement. The projections were not prepared with a view toward public disclosure or compliance with published guidelines of the Securities and Exchange Commission (the “SEC”), the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information or generally accepted accounting principles. The prospective financial information included in this document has been prepared by, and is the responsibility of, our management. Our independent registered public accounting firm has neither examined nor compiled the accompanying prospective financial information and, accordingly, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect thereto. A summary of projections that we provided to Raymond James is included below to give our stockholders access to information that was not publicly available and that we provided to Raymond James in connection with the merger, as discussed above.
     The projections included below are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to risks and uncertainties that could cause actual results to differ materially from those shown below and should be read with caution. They are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and developments occurring since the date as of which the projections were prepared. Although presented with numerical specificity, the projections were not prepared in the ordinary course and are based upon a variety of estimates and hypothetical assumptions made by our management with respect to, among other things, general economic, market, interest rate and financial conditions, competition within the staffing services industry, expansion opportunities and risks associated with expansion, and other factors. None of the assumptions may be realized, and they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control, and can generally be expected to increase with the passage of time from the dates of the projections. Accordingly, the assumptions made in preparing the projections may not prove accurate, and actual results may materially differ. In addition, the projections do not take into account any of the transactions contemplated by the merger agreement, which may also cause actual results to materially differ.
     For these reasons, as well as the bases and assumptions on which the projections were compiled, the inclusion of the projections in this document should not be regarded as an indication that the projections will be an accurate prediction of future events, and they should not be relied on as such. None of the Company, the Ablest Board, the special committee, Raymond James or Parent assumes any responsibility for the reasonableness, completeness, accuracy or reliability of the projections. No one has made, or makes, any representation regarding the information contained in the projections and, except as may be required by applicable securities laws, we do not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events even if any or all of the assumptions are shown to be in error. Due to the volatility of the industry and since the prospective financial information provided in this document is in summary format, you are cautioned not to rely on this information in making a decision whether to vote in favor of the merger agreement. The financial projections should be read together with our financial statements, which can be obtained from the SEC as described in “Where Stockholders Can Find More Information” beginning on page 52.

Management Projections Summary
(in thousands)

	Projected
	2007	2008	2009	2010	2011
Total Sales	$151,882	$165,792	$180,719	$197,331	$214,925
Total Cost of Sales	124,471	135,520	147,353	160,703	175,018
Total S G & A	23,305	25,442	27,531	29,709	31,987
EBITDA(1)	$4,645	$5,403	$6,477	$7,578	$8,596

(1) EBITDA includes earnings before depreciation and amortization, interest expense, income taxes and gain or (loss) on the sale or disposal of property. EBITDA is not a calculation determined pursuant to generally accepted accounting principles and is not an alternative to income from operation or net income, and is not a measure of liquidity. Since not all companies calculate this measure in the same manner, Ablest’s EBITDA measure may not be comparable to similarly titled measures reported by other companies. The company believes that this disclosure enhances the understanding of the projected financial performance of a company with substantial interest expense, depreciation and amortization.

The foregoing financial projections were prepared and delivered to Raymond James in March, 2007.
6.	The disclosure under the caption “The Merger Agreement — Preparation of Proxy Statement; Stockholders’ Meeting and Board Recommendation” on page 35 of the Definitive Proxy Statement is amended to add the following paragraph at the end thereof:
     The Company has the right, under certain circumstances, to terminate the merger agreement, and such termination will automatically terminate the obligations of the Heist family under the voting agreement. See “The Voting Agreement — Termination” on page 45. In the event that the Ablest Board determines to withdraw or change its recommendation with respect to the merger, but the merger agreement is not terminated in connection therewith, the Heist family’s obligations under the voting agreement would not terminate, and the approval of the merger by the Company’s stockholders as required by Delaware law would be assured, even in the absence of the Ablest Board’s affirmative recommendation.

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